Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RESULTS FOR SECOND QUARTER 2007

Santa Ana, Calif., August 6, 2007 - SRS Labs, Inc. (NASDAQ: SRSL), a leading supplier of surround sound, audio, and voice technologies, announced today revenues for the three months ended June 30, 2007 of $4.7 million, as compared to $4.3 million for the same period in the prior year.   Income from continuing operations for the three months ended June 30, 2007 increased $883 thousand or 218% to $1.3 million, or $0.08 per diluted shared, compared to $406 thousand, or $0.02 per diluted shared for the same period in the prior year.  Net income for the three months ended June 30, 2007 increased $359 thousand or 39 percent to $1.3 million, or $0.08 per diluted share, compared to $929 thousand or $0.06 per diluted share for the same period in the prior year.

For the three months ended June 30, 2007, revenue increased by 10 percent as compared to the same period during the prior year, primarily due to continued increases in revenues related to the home entertainment segment of the business.  Revenue from flat panel televisions and monitors grew by $1.0 million or 60% on a year over year basis.

Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc. commented on the results:  “A particular focus of the Company at this time is protection of SRS’s valuable patents and enforcement of its royalty program. The proactive enforcement and administration of these programs will help us to identify improper or unauthorized usage of our intellectual properties, as well as to ensure the accurate and timely royalty reporting by our licensees.   As SRS continues to gain in market penetration based on the superiority of its intellectual properties, an important part of our strategy will be to send a clear message of patent enforcement and royalty contract compliance to the marketplace.  While there could be a short-term negative impact, we believe that this strategy will have very positive long-term results and will lead to even stronger business partnerships with our customers.”

Conference Call
SRS Labs will host a conference call and webcast at 2 p.m. Pacific time today (5 p.m. Eastern Time) to review its second quarter 2007 results. The dial-in number for the call is (866) 837-9782; ask for “SRS Labs Q2 Results Conference Call.”  An audio replay of the conference call will be available until August 13, 2007 at 6:00 p.m. Pacific time via telephone.  The audio replay dial-in number is 866-219-1444 and enter access code 1116204.

The call will also be webcast live over the Internet.  Simply log-on to http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26673&c=SRSL&mediakey=601139A29C904E1D685B07041B8D17EA&e=0

The webcast will be archived on www.srslabs.com for 60 days following the call.

About SRS Labs, Inc.
SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world’s top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs’ technologies can be heard through products ranging from televisions, LCD and plasma monitors, cell phones, MP3 players, car audio systems, and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs’ technologies. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Taiwan, Japan, China, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

Except for historical information contained in this release, statements in this release, including those of Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to management.  While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. Some of these factors include, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the company, general business and economic conditions, especially in Asia, and other factors detailed in the company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

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SRS Labs, Inc. 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070    Fax 949-852-1099   www.srslabs.com

SRS LABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$38,616,425	$35,011,425
Accounts receivable, net	1,571,063	1,180,879
Prepaid expenses and other current assets	576,033	808,940

Total Current Assets	40,763,521	37,001,244

Investments available for sale	5,230,170	5,226,705
Property and equipment, net	352,069	389,667
Intangible assets, net	2,226,092	2,045,139
Deferred income taxes, net	958,327	386,412

Total Assets	$49,530,179	$45,049,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$371,613	$609,899
Accrued liabilities	936,102	1,295,236
Deferred revenue	106,852	399,565

Total Current Liabilities	1,414,567	2,304,700

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 16,941,610 and 16,561,036 shares issued; and 16,267,512 and 15,886,938 shares outstanding at June 30, 2007 and December 31, 2006, respectively	16,943	16,562
Additional paid-in capital	73,240,360	70,574,176
Accumulated other comprehensive loss	(269,830)	(273,295)
Accumulated deficit	(21,868,416)	(24,569,531)
Treasury stock at cost, 674,098 shares at June 30, 2007 and December 31, 2006	(3,003,445)	(3,003,445)

Total Stockholders’ Equity	48,115,612	42,744,467

Total Liabilities and Stockholders’ Equity	$49,530,179	$45,049,167

SRS LABS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$4,694,852	$4,259,839	$9,767,255	$8,595,507
Cost of sales	40,522	35,293	79,062	83,105
Gross margin	4,654,330	4,224,546	9,688,193	8,512,402
Operating expenses:
Sales and marketing	1,767,717	1,885,416	3,644,010	3,750,785
Research and development	814,595	631,739	1,676,220	1,286,028
General and administrative	1,292,181	1,357,789	2,669,608	2,994,997
Total operating expenses	3,874,493	3,874,944	7,989,838	8,031,810
Operating income	779,837	349,602	1,698,355	480,592
Interest income	508,964	224,005	1,002,760	403,718
Income from continuing operations before income taxes	1,288,801	573,607	2,701,115	884,310
Income taxes	—	167,745	—	327,168
Income from continuing operations	1,288,801	405,862	2,701,115	557,142
Discontinued operations:
Income from discontinued operations, net of income taxes	—	152,261	—	163,556
Gain on disposal	—	371,295	—	371,295
Income from discontinued operations	—	523,556	—	534,851
Net income	$1,288,801	$929,418	$2,701,115	$1,091,993

Income from continuing operations per common share:
Basic	$0.08	$0.03	$0.17	$0.04
Diluted	$0.08	$0.02	$0.16	$0.03
Income from discontinued operations per common share:
Basic	$0.00	$0.04	$0.00	$0.04
Diluted	$0.00	$0.03	$0.00	$0.03
Net income per common share:
Basic	$0.08	$0.06	$0.17	$0.08
Diluted	$0.08	$0.06	$0.16	$0.07
Weighted average shares used in the calculation of net income per common share:
Basic	16,202,909	14,622,210	16,106,312	14,523,459
Diluted	16,652,184	16,334,105	16,448,156	16,206,277